UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2008

Industrial Enterprises of America, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32881	13-3963499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
711 Third Avenue, Suite 1505, New York, New York 10017
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 490-3100
N/A
(Former name or former address, if changed since last report)
[Missing Graphic Reference]
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 24, 2008, Industrial Enterprises of America, Inc. (the “Company”) received notice from the Staff of The NASDAQ Stock Market (“NASDAQ”) stating that for 30 consecutive trading days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market under Marketplace Rule 4310(c)(4).  This notification has no effect on the listing of the Company’s common stock at this time.

             In accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days to regain compliance.  If at any time before July 22, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Staff will notify the Company that it has achieved compliance with the minimum bid price rule.

             If the Company does not regain compliance with the minimum bid price rule by July 22, 2008, The NASDAQ Stock Market will determine whether the Company meets the initial listing criteria for The NASDAQ Capital Market other than the minimum bid price requirement. If the Company meets such criteria, it will be afforded an additional 180 calendar days in order to regain compliance with the minimum bid price rule.

             A copy of the press release with respect to this matter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.                       Description
99.1                       Press Release of Industrial Enterprises of America, Inc., dated January 29, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.
(Registrant)

January 31, 2008
By:            /s/ John D. Mazzuto
    John D. Mazzuto
    Chief Executive Officer